Exhibit 5.1

Scott C. Kline, Esq. Kline Law Group PC 15615 Alton Parkway, Suite 450 Irvine, CA 92618 T – 949.271.6355 Admitted to practice in California

January 18, 2024

Network CN Inc.

Unit 705B, 7th FL

New East Ocean Centre

9 Science Museum Road, TST, KLN

Hong Kong

Re:	Network CN Inc./Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Network CN Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 10,000,000 shares (the “Shares”) of its common stock, $0.001 par value (the “Common Stock”) that have or may be issued pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”) on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), as filed with the Securities and Exchange Commission (“Commission”).

For purposes of these opinions, we have examined originals or copies of:

(a) the Registration Statement;

(b) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on July 27, 2009, and the Certificate of Amendment of Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 28, 2022 and the Certificate of Correction as filed with the Secretary of State of Delaware on September 13, 2023;

(c) the Amended and Restated Bylaws of the Company as adopted on January 30, 2006;

(d) the Plan;

(e) forms of agreements for the grant of awards under the Plan; and

(f) certain actions of the Board of Directors and stockholders of the Company relating to the adoption of the Plan, the issuance of awards under the Plan, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies of such records of the Company and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed:

(a) the legal capacity and competency of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

Network CN, Inc.

January 18, 2024

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that such documents are enforceable in accordance with their terms;

(f) that at the time of issuance of any Shares, the Company validly exists and is duly qualified and in good standing under the laws of Delaware; and

(g) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

In rendering the opinions set forth below, we have also assumed that:

(a) at or prior to the time of issuance and delivery, the Shares will be registered by the transfer agent and registrar of such Shares;

(b) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of Shares under the Plan;

(c) upon issuance of any of the Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation; and

(d) each stock grant, stock option, or other security exercisable or exchangeable for a Share under the Plan has been, or will be, duly authorized, validly granted, and duly exercised or exchanged in accordance with the terms of the Plan, at the time of any grant of a Share or exercise of such stock option or other security under the Plan.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) the Shares that have been or may be issued under the Plan are duly authorized shares of the Company’s Common Stock; and

(b) if, as, and when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

Members of the Firm are admitted to practice in California, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the “NGCL”) as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

Scott C. Kline, Esq.

Kline Law Group PC

15615 Alton Parkway, Suite 450, Irvine, CA 92618

Network CN, Inc.

January 18, 2024

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Scott C. Kline

Kline Law Group PC

Scott C. Kline, Esq.

Kline Law Group PC

15615 Alton Parkway, Suite 450, Irvine, CA 92618